Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of Vahanna Tech Edge Acquisition I Corp. of our report dated February 11, 2023 on our audit of the financial statements of Roadzen Inc. as of March 31, 2022 and 2021, and the related consolidated statements of operations, consolidated statement of Mezzanine equity and Stockholders’ deficit and cash flow for each of the two years in the period ended March 31, 2022 which appears in this Registration Statement.

We also consent to the reference to us under the caption “Experts” in this Registration Statement on Form S-4.

/s/ ASA & Associates LLP

Gurugram, India
February 13, 2023